EXHIBIT 21

Direct and Indirect Subsidiaries of the Registrant

I.	The Hanover Insurance Group, Inc. (Delaware)

A.	Opus Investment Management, Inc. (Massachusetts)

a.	The Hanover Insurance Company (New Hampshire)

1.	Citizens Insurance Company of America (Michigan)

a.	Citizens Management Inc. (Delaware)

2.	AMGRO, Inc. (Massachusetts)

a.	Lloyds Credit Corporation (Massachusetts)

b.	AMGRO Receivables Corporation (Delaware)

3.	Allmerica Financial Benefit Insurance Company (Michigan)

4.	Allmerica Plus Insurance Agency, Inc. (Massachusetts)

5.	The Hanover American Insurance Company (New Hampshire)

6.	Hanover Texas Insurance Management Company, Inc. (Texas)

7.	Citizens Insurance Company of Ohio (Ohio)

8.	Citizens Insurance Company of the Midwest (Indiana)

9.	The Hanover New Jersey Insurance Company (New Hampshire)

10.	Massachusetts Bay Insurance Company (New Hampshire)

11.	Allmerica Financial Alliance Insurance Company (New Hampshire)

b.	Citizens Insurance Company of Illinois (Illinois)

B.	First Allmerica Financial Life Insurance Company (Massachusetts)

C.	Allmerica Funding Corp. (Massachusetts)

D.	VeraVest Investments, Inc. (Massachusetts)

E.	AFC Capital Trust I (Delaware)